FREE WRITING PROSPECTUS Dated February 2, 2009	Filed pursuant to Rule 433(f) Registration Statement No. 333-156935

Medidata Solutions, Inc.

Free Writing Prospectus

Published or Distributed by Media

The article attached as Exhibit A was published by VentureWire Lifescience on January 27, 2009. The article was not prepared by or reviewed by Medidata Solutions, Inc. (the “Company”) prior to its publication, nor was the Company aware of the publication of the article prior to January 27, 2009. VentureWire Lifescience is not affiliated with the Company. The Company made no payment and gave no consideration to VentureWire Lifescience in connection with the publication of the article described here or any other article published by it concerning the Company. Statements in the article that are not attributed directly to Mr. Edwin Goodman, a director of the Company, or based on, or derived from, the initial filing of the Company’s Registration Statement on Form S-1 (File No. 333-156935) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, filed on January 26, 2009 (the “Registration Statement”), to register shares of its common stock, par value $0.01 per share, in anticipation of the initial public offering of such shares (the “Offering”), represent the author’s or others’ opinions, and are not endorsed or adopted by the Company. You should consider statements in this article only after carefully evaluating all of the information in the Registration Statement, including the information set forth under the caption “Risk Factors” in the prospectus constituting a part of the Registration Statement, as may be amended by subsequent filings.

Forward-Looking Statements

Some of the statements attributed to Mr. Goodman and other statements included in this free writing prospectus are “forward-looking statements.” Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “appears,” “projects” and similar expressions, as well as statements in the future tense, identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements may include, among other things, statements about the prospects of the Offering. The Company may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. Important factors that could cause such differences include, but are not limited to the factors discussed under the under the caption “Risk Factors” in the prospectus constituting a part of the Registration Statement, as may be amended by subsequent filings. The Company does not assume any obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

Clarifications and Corrections

•

The article incorrectly states that the Company “raised approximately $22.2 million over three rounds from investors including GlobalNet Management, Greenhill SAVP, Lambda Capital, Milestone Venture Partners, Stonehenge Capital, Insight Venture Partners and individuals.” In fact, the Company raised approximately $12.6 million in equity financing over four rounds from investors.

•	Directly and indirectly, the article attributes certain statements to Mr. Goodman, a director of the Company. The Company would like to correct the following comments:

(i)	The filing of the Registration Statement is “not so much a sign that the IPO window has opened back up as it is to prepare Medidata to be at the front of the line when it is.” The Company believes that the current environment for initial public offerings is uncertain and will remain uncertain in the foreseeable future, which could impact the Company’s offering prospects and schedule.

(ii)	“The latter half of ‘09 could be good [to go public].” The Company has no basis for predicting market conditions in the latter half of 2009 in general and with respect to initial public offerings in particular, and believes there are risks and uncertainties regarding the opportunity to go public.

(iii)	“There will be a huge backlog of IPOs in the pipeline and a huge backlog of money to invest in them.” The Company believes the size of the initial public offering backlog and the amount of money available to invest in initial public offerings in the latter half of 2009 are currently unclear.

To view a copy of the Registration Statement, please click on the following link:

http://idea.sec.gov/Archives/edgar/data/1453814/000119312509010612/ds1.htm

THE COMPANY HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE COMPANY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE COMPANY, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING CITI TOLL-FREE AT 1-800-831-9146 OR CREDIT SUISSE SECURITIES (USA) LLC TOLL-FREE AT 1-800-221-1037.

Exhibit A

Medidata Bucks Trend With Rare IPO Filing

By Jonathan Matsey

Venture capital has always required a healthy dose of positive thinking. That could explain why, even amid the worst economic crisis in generations, investors in Medidata Solutions Inc. believe the time is right to bring the company public.

Medidata, a New York-based company which designs software to manage clinical trials for drug and device developers, became the first venture-backed company to file for an initial public offering since early September, when TherOx Inc., which is still in registration, filed to go public. Since that time, more than a dozen venture-backed companies have withdrawn their registrations.

Medidata has raised approximately $22.2 million over three rounds from investors including GlobalNet Management, Greenhill SAVP, Lambda Capital, Milestone Venture Partners, Stonehenge Capital, Insight Venture Partners and individuals.

“Health care has been relatively insulated from the current market, and health care IT especially,” said Edwin Goodman, co-founder and general partner at Milestone Venture Partners.

Besides being in a stronger — or less weakened — market segment, Medidata has a steady flow of revenue. According to its Securities and Exchange Commission registration filing, the company generated $84.8 million in revenue for the first nine months of 2008, meaning it meets the oft-mentioned annual revenue threshold of $100 million that underwriters use to gauge whether a company is IPO-ready.

However, it has racked up an $8 million loss for the nine-months period, versus $119,000 in income last year, thanks in part to its acquisition of Fast Track Systems Inc., a provider of clinical trial planning software, in the first quarter.

Although the company is not yet profitable, investors said that there were several factors giving Medidata a reasonable shot at ending the IPO drought venture-backed companies. Health care expenditures have featured heavily in the platform of the new Obama administration and given Pfizer Inc.’s recent $68 million bid for Wyeth Inc., there is plenty of money still at play in the sector.

Medidata’s customers include “pharmaceutical, biotechnology and medical device companies, academic institutions, contract research organizations, or CROs, and other organizations engaged in clinical trials to bring innovative medical products to market and explore new indications for existing medical products.”

Medidata’s software also aims to lower the costs of conducting clinical trials for pharmas and biotechs, which investors say makes its technology an easy sell even in tough times. “It’s a tech-enabled service — they’re in the clinical trial software space,” said Steve Brotman, managing director at Greenhill SAVP. “They really help speed up that process and make it more efficient.”

Investors caution the registration filing is not so much a sign that the IPO window has opened back up as it is to prepare Medidata to be at the front of the line when it is, said Goodman. “The latter half of ‘09 could be good,” he said. “There will be a huge backlog of IPOs in the pipeline and a huge backlog of money to invest in them.”

They also say they know there is a lot riding on Medidata’s filing — no venture-backed company has successfully listed since Rackspace Inc. did on Aug. 8, 2008. “We’re pleased to be in a position to file [for an IPO],” Goodman said. “But it remains to be seen if it’s a success.”